EXHIBIT 10(c)

EXECUTION VERSION

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of July 31, 2017 between Arconic Inc. (the “Company”) and Klaus Kleinfeld (the “Executive”) (the Company and the Executive together, the “Parties”).

WHEREAS, the Executive had a separation from service with the Company on May 15, 2017 (the “Separation Date”); and

WHEREAS, the Parties desire to finally resolve all issues related to the Executive’s separation from service with and compensation from the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency and adequacy of which are hereby acknowledged, it is agreed as follows:

1.	SEVERANCE BENEFITS

Subject to the Executive’s execution of this Agreement and non-revocation of the release of claims set forth in Section 3 (the “Release”), and continued compliance with the Executive’s obligations as set forth hereunder, the Company agrees, in full satisfaction of all claims the Executive may have to payments or benefits under the Company’s Executive Severance Plan (the “Severance Plan”) or any other severance arrangement, to (a) pay the Executive, no later than 30 calendar days following the date hereof, a cash payment of $5,000,000, subject to applicable tax withholding, (b) during the period from the Separation Date through the second anniversary thereof, arrange to provide the Executive and anyone entitled to claim through the Executive, life, accident and health (including medical, behavioral, prescription drug, dental and vision) benefits substantially similar to those provided to the Executive and anyone entitled to claim through the Executive immediately prior to the Separation Date at no greater after-tax cost to the Executive than the after-tax cost to the Executive immediately prior to the Separation Date, and (c) pay the Executive, at the same time that annual bonuses for 2017 are paid to senior executives of the Company (but in no event later than March 15, 2018), a cash bonus for 2017 equal to the greater of (i) 37% of the annual bonus amount that the Executive would have received based on actual Company performance (it being agreed for this purpose that all subjective individual objectives are achieved at target) had he remained employed through the end of the 2017 calendar year and (ii) $1,000,000, subject to applicable tax withholding ((a), (b), and (c), collectively, the “Severance Benefits”). In the event that the Executive revokes the Release, the Executive shall not be entitled to receive any of the Severance Benefits.

2.	VESTED BENEFITS AND RIGHTS

The Company acknowledges and agrees that the following vested benefits earned or accrued by the Executive prior to the Separation Date shall be paid to the Executive as such obligations become due in accordance with the terms of the applicable plan and agreement: (a) all vested benefits and account balances as of the Separation Date under the Company’s retirement, deferred compensation and health and welfare benefit plans in which the Executive participated, including (i) the Alcoa Retirement Savings Plan for Salaried Employees, (ii) the Arconic Deferred Compensation Plan, (iii) the “SERP Benefit” provided for in the letter agreement between the Company and the Executive, dated as of August 14, 2007 (the “2007 Agreement”), it being understood that none of the Severance Benefits shall be taken into account in calculating the SERP benefit, and (iv) the Deferred Fee Plan for Directors ((i), (ii), (iii) and (iv), collectively, the “Retirement Plans”) and (b) the Executive’s stock options with respect to Company common stock that were vested prior to the Separation Date and that remain outstanding and unexercised (the “Vested Options”) (it being understood and acknowledged that all of the Executive’s equity awards that were unvested as of immediately prior to the Separation Date have been forfeited). In addition, the indemnification and directors and officers liability insurance arrangements of the Company and its affiliates, as well as the indemnification paragraph of the 2007 Agreement (collectively, the “Indemnification Rights”), shall survive the Executive’s separation from service and shall continue in full force and effect in accordance with their terms.

3.	EXECUTIVE’S RELEASE OF CLAIMS

(a)    General Release. In consideration of the Severance Benefits and the Company’s promises hereunder, the Executive, on behalf of himself and on behalf of his dependents, heirs, representatives, successors and assigns (collectively, the “Executive Releasors”) does hereby voluntarily, knowingly, irrevocably and unconditionally release, waive, and forever discharge the Company and each of its current and former subsidiaries, affiliates, and each of their respective directors, predecessors, successors, assigns, employees, agents, and representatives (collectively, the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under contract or under federal, state or local law and including any claim for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive Releasors had, now have, or may in the future have, against each or any of the Company Releasees arising up to and including the date this Agreement is executed (including any claims in connection with the termination of the Executive’s employment with the Company and its affiliates and any claim for any compensation that has accrued or is or may be accruable based on any action or service taken or provided on or prior to the date this Agreement is executed). The Executive acknowledges that the release set forth in the preceding sentence includes claims (i) for wrongful dismissal or termination of services, (ii) arising under federal, state or local laws, statutes, orders or regulations that relate to the employment relationship and/or prohibiting employment discrimination, including claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act, Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the New York State Human Rights Law and the Administrative Code of the City of New York, and in each case any amendments thereto, (iii) under any other federal, state or local statute law, rule, or regulation, (iv) based on contract, tort or common law, or for damages, including punitive or compensatory damages, or for attorneys’ fees, expenses, costs, compensation of any kind, injunctive or equitable relief, and (v) under the Company’s compensatory plans and agreements, including the Severance Plan, the Company’s Change in Control Severance Plan, the Company’s 2013 Stock Incentive Plan and the Company’s 2009 Stock Incentive Plan (the “Stock Incentive Plans”), the Executive Severance Agreement between the Company and the Executive, dated December 8, 2008 (the “2008 Agreement”), and the 2007 Agreement, in each case as amended. Notwithstanding anything to the contrary herein, nothing in this Section 3(a) releases any claims (1) arising under this Agreement and/or (2) with respect to the Retirement Plans, the Vested Options and the Indemnification Rights.

(b)    Enforcement. The Executive acknowledges and agrees that if the Executive or any other Executive Releasor should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against a Company Releasee with respect to any cause, matter or thing which is the subject of the release in this Section 3, this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the applicable Company Releasee may recover from the Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

4.	COMPANY’S RELEASE OF CLAIMS

(a)    General Release. In consideration of the Executive’s promises hereunder, the Company, on behalf of itself and each of its current and former subsidiaries, affiliates, and their respective predecessors, successors, assigns, and representatives (collectively, the “Company Releasors”) does hereby voluntarily, knowingly, irrevocably and unconditionally release, waive, and forever discharge the Executive and each of his dependents, heirs, representatives, agents, successors and assigns (collectively, the “Executive Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under contract or under federal, state or local law, which the Company Releasors had, now have, or may in the future have, against each or any of the Executive Releasees arising up to and including the date this Agreement is executed, other than claims arising (i) out of the Executive’s bad faith misconduct (1) which serves as the basis for criminal charges brought against, or civil penalties imposed on, the Company or the Executive and (2) for which the Executive is not indemnified under the Indemnification Rights or (ii) under this Agreement or the Restrictive Covenants (as defined below). The Company acknowledges that the release set forth in the preceding sentence includes but is not limited to claims (x) under any other federal, state or local statute, law, rule, or regulation, (y) based on contract, tort or common law, or for damages, including punitive or compensatory damages, or for attorneys’ fees, expenses, costs, compensation of any kind, injunctive or equitable relief, and (z) under the Company’s compensatory plans and agreements, to the extent waivable under applicable laws.

(b)    Enforcement. The Company acknowledges and agrees that if it or any other Company Releasor should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any Executive Releasee with respect to any cause, matter or thing which is the subject of the release in this Section 4, this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the applicable Executive

Releasee may recover from the Company all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

5.	CERTAIN COVENANTS

(a)    Covenants.

(i)    Restrictive Covenants. The Executive acknowledges that he remains bound by the provisions of the “Restrictive Covenants” section of the 2008 Agreement (the “Restrictive Covenants”), which provisions shall be deemed incorporated herein. The Executive acknowledges that the Restrictive Covenants (1) are necessary for the protection of the legitimate interests of the Company Releasees, (2) are reasonable in terms of time, geographic scope, and activities restricted, (3) do not stifle the inherent skill and experience of the Executive, (4) will not interfere with the Executive’s ability to earn a livelihood, and (5) do not confer a benefit upon the Company disproportionate to the detriment to the Executive. The Executive acknowledges that if he were to breach any of the Restrictive Covenants, such breach would result in immediate and irreparable harm to the Company that cannot be adequately or reasonably compensated at law. Accordingly, the Executive agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, if it so elects (and in addition to seeking other available remedies, under this paragraph or otherwise), to seek from a court any temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach by the Executive. The Executive further agrees that if the Executive materially breaches any of the Restrictive Covenants, then the Executive shall be obligated to repay to the Company the full amount of the cash Severance Benefits previously paid to the Executive.

(ii)    Non-Disparagement. The Executive agrees that the Executive shall not, and shall instruct, and shall make best efforts to cause, each other Executive Releasor not to, make or cause to be made any disparaging or derogatory public statements regarding any of the Company Releasees (which efforts shall include making each such Executive Releasor aware of the provisions of this sentence). The Company agrees that it shall instruct, and make best efforts to cause, the Company’s current directors and executive officers (while serving in such capacities) not to, make or cause to be made any disparaging or derogatory public statements regarding any of the Executive Releasees (which efforts shall include making each such director and executive officer aware of the provisions of this sentence). Notwithstanding the foregoing, nothing in this paragraph shall limit or impair the ability of any individual or entity to make truthful statements required by law or in an adjudicative proceeding.

(iii)    Cooperation. For a period of two (2) years following the Separation Date, the Executive shall make himself reasonably available to the Company and its affiliates following the Separation Date to assist them, as may be reasonably requested by the Company at mutually convenient times and places, with respect to pending and future inquiries relating to matters that arose during the Executive’s employment with the Company. The Company shall provide the Executive with a reasonable, mutually agreed rate of compensation for each hour of service hereunder and shall reimburse the Executive for all reasonable out-of-pocket expenses and costs he actually incurs as a result of providing assistance under this paragraph, upon receipt of proper documentation thereof.

(b)    Public Statements. The Company agrees that all of its public disclosures and responses to inquiries about the terms of this Agreement will be provided in a manner materially consistent with the statement attached as Exhibit A. The Company further agrees to provide the Executive with the opportunity to review and comment on disclosure in the Company’s Proxy Statement on Schedule 14A in respect of the Company’s 2018 Annual Meeting of Shareholders concerning the terms of this Agreement prior to such disclosure being made public. Notwithstanding the foregoing, nothing in this paragraph shall limit or impair the ability of any individual or entity to make truthful statements required by law or in an adjudicative proceeding.

6.	REVOCATION OF RELEASE

The Executive affirms that prior to the execution of this Agreement and the waivers and releases in Section 3, the Executive was advised by the Company to consult with an attorney of his choice concerning the terms and conditions set forth herein, and that he was given up to 21 days to consider executing this Agreement, including the Release. The Executive has seven days following his execution of this Agreement to revoke the Release by providing written notice of such revocation, addressed to: Katherine Hargrove Ramundo, Arconic Inc., 390 Park Avenue, New York, NY 10022, and sending a concurrent e-mail to Kate.Ramundo@arconic.com. In the event the Executive revokes the Release, the Company shall not pay or provide the Severance Benefits to the Executive and the Company and Parties shall be released from their covenants and obligations hereunder. The Executive further acknowledges that: (a) before signing this Agreement, the Executive was given at least 21 days in which to consider this Agreement, (b) the Executive carefully read this Agreement, (c) the Executive fully understands this Agreement, (d) the Executive is entering into this Agreement voluntarily, (e) the Executive is receiving valuable consideration in exchange for his execution of this Agreement that the Executive would not otherwise be entitled to receive, and (f) the Company encouraged the Executive to discuss this Agreement with the Executive’s attorney (at the Executive’s own expense) before signing it.

7.	MISCELLANEOUS

(a)    Entire Agreement. This Agreement is the entire agreement between the Parties hereto with regard to the subject matter hereof, and supersedes any prior agreements other than: (i) as provided for in Section 5(a)(i), and (ii) with respect to the Vested Options, the Retirement Plans and the Indemnification Rights.

(b)    Counterparts. This Agreement may be executed in counterparts, and each counterpart will be deemed an original for all purposes.

(c)    Modification; Severability. This Agreement may not be modified or canceled in any manner except by a writing signed by both Parties hereto.

(d)    Interpretation. As used in this Agreement, the term “including” does not limit the preceding words or terms.

(e)    Dispute Resolution. This Agreement shall be governed by the law of the State of New York, excluding its choice of laws provisions. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the Supreme Court of the State of New York in New York County or the United States District Court for the Southern District of

New York located in New York County. Each party consents to the jurisdiction of such courts in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such courts.

[Signature Page Follows.]

EXECUTIVE

/s/ Klaus Kleinfeld
Klaus Kleinfeld

July 31, 2017
Date

ARCONIC INC.

By:	/s/ Patricia F. Russo
Patricia F. Russo
	Title:	Chairman of the Board of Directors

July 28, 2017
Date

[Signature Page to Separation Agreement]

Exhibit A

In connection with Mr. Kleinfeld’s separation from employment, Arconic and Mr. Kleinfeld have mutually agreed to the terms of his separation, including the amount of severance payable to him in connection with his separation, on the terms described in Arconic’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017. No determination was made that Mr. Kleinfeld’s termination was for “Cause”.